Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES PRICING OF

TENDER OFFER FOR 4.75% CONVERTIBLE SENIOR NOTES

Richmond, Virginia, December 21, 2005 - Massey Energy Company (NYSE:MEE) announced today the pricing of its tender offer for its $132.0 million in aggregate principal amount of 4.75% Convertible Senior Notes due 2023 (the “4.75% Notes”).

Massey is offering to purchase for cash any and all of its outstanding 4.75% Notes for a purchase price of $2,271.91 per $1,000 principal amount of 4.75% Notes, plus accrued and unpaid interest through, but excluding, the payment date. The purchase price for each security was fixed as of 5:00 p.m., New York City time, on December 20, 2005 (the “Pricing Date”), as the sum of 51.573 times $40.95, the average of the daily volume-weighted average price of Massey’s common stock on the New York Stock Exchange, beginning on December 5, 2005 and ending on the Pricing Date, plus $160.00. The payment date for 4.75% Notes validly tendered and accepted for payment prior to 5:00 p.m., New York City time, on December 22, 2005 (the “Expiration Date”), is expected to be Wednesday, December 28, 2005.

The tender offer is being made pursuant to Massey’s Offer to Purchase and related Letter of Transmittal, each dated November 22, 2005 (the “Offer to Purchase”). Subject to Massey’s right to extend or terminate the offer, the tender offer is scheduled to expire on the Expiration Date. Except as set forth above, all other provisions of the tender offer with respect to the 4.75% Notes are as set forth in the Offer to Purchase.

The tender offer for 4.75% Notes is conditioned upon the satisfaction or waiver by Massey of certain conditions, including the receipt of gross proceeds of $725.0 million from Massey’s previously announced private offering of $760.0 million in aggregate principal amount of 6.875% Senior Notes due 2013, the consummation of Massey’s previously announced exchange offer for its 2.25% Convertible Senior Notes at a level such that at least 80% of the outstanding principal amount of the 2.25% Convertible Senior Notes elect to participate and customary closing conditions. The exact terms and conditions of the tender offer are specified in, and qualified in their entirety by, the Offer to Purchase.

Massey has engaged UBS Securities LLC as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to UBS Securities LLC at (888) 722-9555 ext. 4210 (toll-free) or (203) 719-4210 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect), the Information Agent for the tender offer.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the 4.75% Notes. The tender offer is being made solely by means of the Offer to Purchase.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking and reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll-free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.

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